Exhibit 99.1




                                     ARTHUR ANDERSEN LLP




                           REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders
    of Kuhlman Corporation:


        We have audited the accompanying consolidated balance sheets of Kuhlman Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kuhlman Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                             /s/ Arthur Andersen LLP


Louisville, Kentucky
    February 10, 1999 (except with respect to the matter discussed in Note 16 as to which the date is March 1, 1999)

CONSOLIDATED STATEMENTS OF INCOME
KUHLMAN CORPORATION AND SUBSIDIARIES

For the years ended December 31,                   1998              1997             1996
----------------------------------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

NET SALES                                         $ 762,024        $ 643,440        $ 456,465
Cost of goods sold                                  585,273          495,220          355,530
----------------------------------------------------------------------------------------------
Gross profit                                        176,751          148,220          100,935
----------------------------------------------------------------------------------------------

Operating expenses:

Selling, engineering, general and
  administrative expenses                           101,660           88,068           60,755
Intangible amortization                               3,637            3,004            1,769
----------------------------------------------------------------------------------------------
  Total operating expenses                          105,297           91,072           62,524
----------------------------------------------------------------------------------------------

    OPERATING PROFIT                                 71,454           57,148           38,411

Other income (expense):
Interest expense, net                                (6,860)          (8,637)          (6,981)
Other, net                                           (1,976)          (2,009)          (2,087)
----------------------------------------------------------------------------------------------
  Total other income (expense), net                  (8,836)         (10,646)          (9,068)
----------------------------------------------------------------------------------------------
Income before taxes                                  62,618           46,502           29,343
Taxes on income                                      24,335           18,573           12,007
----------------------------------------------------------------------------------------------

    NET INCOME                                     $ 38,283         $ 27,929         $ 17,336
==============================================================================================

Per share amounts:
    Basic                                            $ 2.28           $ 1.84           $ 1.29
    Diluted                                          $ 2.20           $ 1.75           $ 1.25

Average shares outstanding:
    Basic                                            16,786           15,160           13,389
    Diluted                                          17,422           15,929           13,858


THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THESE STATEMENTS.


CONSOLIDATED BALANCE SHEETS
KUHLMAN CORPORATION AND SUBSIDIARIES

December 31,                                                         1998             1997
-----------------------------------------------------------------------------------------------
IN THOUSANDS
ASSETS
Current assets

Cash and cash equivalents                                         $   4,743         $   6,529
Accounts receivable, less reserves of $3,320 and $3,726
  at December 31, 1998 and 1997, respectively                       109,233           104,190
Inventories                                                          78,403            71,282
Deferred income taxes                                                10,616            13,540
Prepaid expenses and other current assets                            10,452             4,726
-----------------------------------------------------------------------------------------------
  TOTAL CURRENT ASSETS                                              213,447           200,267
-----------------------------------------------------------------------------------------------
PLANT AND EQUIPMENT
Land                                                                  3,945             4,130
Buildings and leasehold improvements                                 49,037            47,744
Machinery, fixtures and equipment                                   176,057           173,300
Construction in progress                                             16,703             5,720
-----------------------------------------------------------------------------------------------
                                                                    245,742           230,894
Less-accumulated depreciation and amortization                     (119,996)         (105,368)
-----------------------------------------------------------------------------------------------
  PLANT AND EQUIPMENT - NET                                         125,746           125,526
-----------------------------------------------------------------------------------------------
Intangible assets, net of amortization of $11,082 and $7,445
at December 31, 1998 and 1997, respectively                         120,743           123,616
Other assets                                                          9,225            11,909
-----------------------------------------------------------------------------------------------
                                                                   $469,161          $461,318
===============================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt                                 $   1,106         $   1,475
Accounts payable                                                     62,124            50,913
Accrued liabilities                                                  75,276            87,814
-----------------------------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES                                         138,506           140,202
-----------------------------------------------------------------------------------------------
Long-term debt                                                       85,021           116,257
-----------------------------------------------------------------------------------------------
Accrued postretirement benefits                                      20,004            19,573
-----------------------------------------------------------------------------------------------
Other long-term liabilities                                           9,152            10,833
-----------------------------------------------------------------------------------------------
  TOTAL LIABILITIES                                                 252,683           286,865
-----------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock, par value $1.00, 2,000 shares authorized,
  none issued; Junior participating preferred stock, Series
  A, no par value, 200 shares authorized, none issued                    --                --
Common stock, par value $1.00, 40,000 shares authorized,
  17,542 and 16,601 shares issued at December 31, 1998 and
  1997, respectively                                                 17,542            16,601
Additional paid-in capital                                          126,132           103,543
Retained earnings                                                    86,001            57,777
Accumulated other comprehensive income                               (2,457)           (2,548)
Other                                                                (9,820)               --
-----------------------------------------------------------------------------------------------
                                                                    217,398           175,373
Less - treasury stock at cost (72 shares in 1998 and 1997)             (920)             (920)
-----------------------------------------------------------------------------------------------
  TOTAL SHAREHOLDERS' EQUITY                                        216,478           174,453
-----------------------------------------------------------------------------------------------
                                                                   $469,161          $461,318
===============================================================================================


THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THESE BALANCE SHEETS.


CONSOLIDATED STATEMENTS OF CASH FLOWS
KUHLMAN CORPORATION AND SUBSIDIARIES

For the years ended December 31,                      1998           1997             1996
-----------------------------------------------------------------------------------------------
IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $ 38,283        $ 27,929           $ 17,336
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization                    23,759          19,916             12,470
    Deferred income taxes                             3,821          (1,100)               (25)
    Provision for losses on accounts
      receivable                                        431             472                685
    Non-cash charges and other, net                   4,014           2,794               (217)
    Changes in operating assets and
      liabilities:  (1)
      Accounts receivable                            (6,206)         (4,976)            (4,780)
      Inventories                                    (7,967)         (1,765)            (1,300)
      Prepaid expenses and other current
        assets                                       (1,492)            (87)               274
      Accounts payable                               11,469           2,266              3,915
      Accrued liabilities                           (10,464)          9,203              9,325
-----------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY OPERATING                 55,648          54,652             37,683
      ACTIVITIES
===============================================================================================

Cash flows from investing activities:
  Capital expenditures                              (24,312)        (19,966)           (10,980)
  Acquisition of businesses, net of cash
    acquired                                             --        (104,744)           (39,863)
  Proceeds from sales of assets                       4,854             437                126
  Other                                                (430)             --                 --
-----------------------------------------------------------------------------------------------
    NET CASH USED FOR INVESTING ACTIVITIES          (19,888)       (124,273)           (50,717)
===============================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in revolving loan facility             (30,992)        (67,016)           (21,572)
  Proceeds from issuance of long-term debt              834          90,000             39,439
  Repayment of long-term debt                        (1,442)         (1,939)            (1,850)
  Dividends paid                                    (10,009)         (8,676)            (7,967)
  Stock options exercised                             8,061           2,561              2,000
  Cash proceeds from stock issuance                      --          68,187              4,905
  Redemption of warrants                                 --          (9,139)                --
  Other                                              (3,769)            (12)              (534)
-----------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY (USED FOR)
      FINANCING ACTIVITIES                          (37,317)         73,966             14,421
===============================================================================================

Effect of exchange rate changes on cash and
  cash equivalents                                     (229)            (25)               241
Increase (decrease) in cash and cash
  equivalents                                        (1,786)          4,320              1,628
Cash and cash equivalents, beginning of year          6,529           2,209                581
-----------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS, END OF YEAR          $ 4,743         $ 6,529            $ 2,209
===============================================================================================

(1) NET OF THE EFFECTS OF ACQUISITIONS AND FOREIGN CURRENCY TRANSACTION, WHERE APPLICABLE. SEE NOTE 10 FOR INFORMATION ON NON-CASH INVESTING AND FINANCING ACTIVITIES.

THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME KUHLMAN CORPORATION AND SUBSIDIARIES

                                                         Accumulated Other
                                                        Comprehensive Income
                                                        --------------------
                                                          Foreign
                            Common    Additional          Currency     Minimum
For  the years ended         Stock     Paid-In   Retained Translation  Pension        Treasury
December 31, 1998, 1997     Issued     Capital   Earnings Adjustment  Liability Other  Stock     Total
and 1996                      (1)
---------------------------------------------------------------------------------------------------------
IN THOUSANDS
---------------------------------------------------------------------------------------------------------
Balance - December 31,
  1995                    $13,240     $26,217    $37,988  $(1,911)    $(382)    --     $(920)   $74,232
Net Income                      --         --     17,336       --        --     --        --     17,336
Cash dividends declared
  ($0.60) per share             --         --     (8,052)      --        --     --        --     (8,052)
Exercise of stock options      223      1,777        --        --        --     --        --      2,000
Issuance of common stock (2)    340      4,755        --        --        --     --        --      5,095
Other comprehensive income      --         --        --     1,271      (308)    --        --        963

----------------------------------------------------------------------------------------------------------
Balance - December 31,
  1996                     $13,803    $32,749    $47,272    $(640)    $(690)    --     $(920)   $91,574
Net income                      --         --     27,929       --        --     --        --     27,929
Cash dividends declared
  ($0.60 per share)             --         --     (9,095)      --        --     --        --     (9,095)
Issuance of common stock (3) 2,638     69,203        --        --        --     --        --     71,841
Exercise of stock options      160      2,401        --        --        --     --        --      2,561
Redemption of warrants          --       (810)   (8,329)       --        --     --        --     (9,139)
Other comprehensive income      --         --        --      (724)     (494)    --        --     (1,218)

---------------------------------------------------------------------------------------------------------
Balance - December 31,
  1997                     $16,601   $103,543   $57,777   $(1,364)  $(1,184)    --     $(920)  $174,453
Net income                      --         --    38,283        --        --     --        --     38,283
Cash dividends declared
  ($0.60) per share)            --         --   (10,059)       --        --     --        --    (10,059)
Exercise of stock options (4)  788     17,094        --        --        --     --        --     17,882
Issuance of common stock (5)   153      5,495        --        --        --     --        --      5,648
Other comprehensive income      --         --        --       255      (164)    --        --         91
Loans to executive
  officers (4)                  --         --        --        --        --    (9,820)    --     (9,820)

----------------------------------------------------------------------------------------------------------
BALANCE - DECEMBER 31,     $17,542   $126,132   $86,001   $(1,109)  $(1,348)  $(9,820) $(920)  $216,478
  1998
==========================================================================================================

Comprehensive income, in thousands:

For the year ended December 31,    1998       1997       1996
-----------------------------------------------------------------
                                 $38,374    $26,711     $18,299


(1) COMMON SHARES OUTSTANDING REPRESENT SHARED ISSUED LESS 72 TREASURY SHARES, OR 17,470, 16,529 AND 13,731 AT DECEMBER 31, 1998, 1997 AND 1996,
    RESPECTIVELY.
(2) _____ INCLUDES $4,905 ASSOCIATED WITH THE ACQUISITION OF WEB WIRE PRODUCTS, INC.
(3) INCLUDES $68,187, NET OF EXPENSES, ASSOCIATED WITH THE COMPANY'S
    STOCK OFFERING AND $3,510 OF STOCK ISSUED UNDER THE COMPANY'S LONG-TERM INCENTIVE PLAN.
(4) THE COMPANY HAD $9,820 OF OPTION EXERCISES BY EXECUTIVE OFFICERS IN DECEMBER 1998, CONSUMMATED THROUGH SECURED LOANS PROVIDED BY THE COMPANY, DUE TO THE PENDING ACQUISITION OF THE COMPANY BY BORG-WARNER AUTOMOTIVE, INC. SEE NOTE 2, "MERGER AGREEMENT" FOR ADDITIONAL DISCLOSURE.
(5) INCLUDES $5,504 OF STOCK ISSUED UNDER THE COMPANY'S LONG-TERM INCENTIVE
    PLAN.

THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THESE STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
KUHLMAN CORPORATION AND SUBSIDIARIES

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of Kuhlman Corporation and all majority-owned subsidiaries (the "Company"). Investments of 50% or less in affiliated companies are accounted for under the equity method. All significant intercompany transactions have been eliminated. The consolidated statements of income include the results of acquired businesses accounted for under the purchase method of accounting from the date of acquisition. Further information pertaining to the acquisitions is presented in Note 3, "Acquisitions."

        Certain amounts in the Company's 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

ACCOUNTING ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates as changes in estimates do and will continue to occur due to changes in available relevant data and consummation of the events and transactions.

REVENUE RECOGNITION

        The Company recognizes sales of its products when the products are shipped to customers.

CASH AND CASH EQUIVALENTS

        The Company considers short-term investments with an original maturity of three months or less to be cash equivalents, which are reflected at their approximate fair value.

INVENTORIES

        Inventories are stated at the lower of cost or market and are determined by either the last-in, first-out (LIFO) or first-in, first-out (FIFO) method for domestic inventories. Inventories of foreign operations are determined principally by the first-in, first-out (FIFO) method. Approximately 70% of the inventories at December 31, 1998 and 1997 were determined using the LIFO method. Inventory costs include material, labor and manufacturing overhead.

PLANT AND EQUIPMENT

        Plant and equipment are carried at cost and are depreciated over their estimated useful lives, ranging from 3 to 40 years, using principally the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. Plant and equipment obtained through the acquisition of a company are recorded at estimated fair value as of the date of acquisition. All additions subsequent to the acquisition date are recorded at cost. The carrying value of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation period or the carrying value is warranted.

INTANGIBLE ASSETS

        Intangible assets consist primarily of goodwill related to the acquisition of businesses. Goodwill is being amortized on a straight-line basis over forty years. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related operation's undiscounted cash flows over the remaining life of goodwill in measuring whether or not the goodwill is recoverable. Other intangible assets are amortized to expense using the straight-line method over three to six years.

ENGINEERING

        Engineering expenses include activities associated with product development, the application of products to specific customer needs, and ongoing efforts to refine and enhance existing products. These costs are expensed as incurred and totaled approximately $13,648,000, $11,733,000 and $7,009,000 in 1998, 1997 and 1996, respectively.

ENVIRONMENTAL REMEDIATION AND COMPLIANCE

        Environmental liabilities for remediation costs are accrued based on estimates of known environmental remediation exposures. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. Liabilities are recognized for remedial activities, including direct and indirect costs, when they can be reasonably estimated. Environmental compliance costs, which include maintenance and operating costs with respect to pollution control equipment, cost of ongoing monitoring programs and similar costs, are expensed as incurred. Environmental costs are capitalized if the costs increase the value of the property and/or mitigate or prevent contamination from future operations.

FOREIGN CURRENCY TRANSLATION

        The Company has foreign subsidiaries located in the United Kingdom ("U.K."), Wales and Brazil. Financial data of the U.K. and Wales subsidiaries for all periods presented and the Brazilian subsidiary for 1998 are translated into U.S. dollars at current exchange rates and translation adjustments are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains and losses for these subsidiaries are credited or charged to income as they occur. During 1997 and 1996, the Brazilian subsidiary was accounted for as operating in a hyperinflationary economy. Accordingly, financial data stated in Brazilian currencies for those periods were remeasured into U.S. dollars at both current (monetary items) and approximate historical (non-monetary items) exchange rates and the resulting transaction adjustments were charged or credited to income. These charges were not significant for the periods shown.

FINANCIAL INSTRUMENTS AND HEDGING

        Certain financial instruments are used to hedge risk caused by fluctuating commodity prices, foreign currencies and interest rates. The Company enters into futures or option contracts to hedge price fluctuations for commodities used in the manufacture of its products. The terms of the contracts are consistent with the terms of the underlying transaction they are designed to hedge and generally have a term of less than one year. As a result, gains or losses on the transactions included in the Company's results of operations offset losses and gains of the underlying transactions being hedged.

        In addition, the Company uses interest rate swap agreements to manage interest costs and risks associated with changing interest rates. The differential to be paid or received under these agreements is accrued as interest rates change and is recognized in interest expense consistent with the terms of the agreements. The counterparty to each interest rate swap agreement is a major financial institution. The possibility of credit loss from counterparty non-performance is remote and not anticipated.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards for derivative instruments and for hedging activities, including a requirement to recognize all derivatives at their fair value as either assets or liabilities in the balance sheet. The Company plans to adopt the provisions of SFAS No. 133 in 2000 and does not expect that the adoption will have a material impact on its financial position.

COMPREHENSIVE INCOME

          In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This standard established rules for the reporting of comprehensive income and its components. The provisions of SFAS No. 130 are reflected in the Company's financial statements.

STOCK BASED COMPENSATION

        During 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation". The Company has applied APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans, and has adopted the disclosure option related to SFAS No. 123. See Note 12, "Stock Based Compensation Plans," for related disclosures.

PER SHARE INFORMATION

        In March 1997, the Company adopted SFAS No. 128, "Earnings Per Share." The Company's historical earnings per share have been adjusted to comply with the disclosure requirements of SFAS No. 128. Under the provisions of SFAS No. 128, basic earnings per share are computed by dividing net income by the weighted average shares outstanding for the period. Diluted earnings per share includes the dilutive effects of common stock equivalents, including options and warrants, in the weighted average shares outstanding. The following is a reconciliation of the weighted average shares outstanding used in the computation of annual diluted earnings per share:

                                                          1998        1997       1996
----------------------------------------------------------------------------------------
Weighted average shares outstanding                      16,786      15,160      13,389
Dilutive impact of common stock equivalents
  outstanding                                               636         769         469
----------------------------------------------------------------------------------------
Dilutive average shares outstanding                      17,422      15,929      13,858
========================================================================================


NOTE 2.   MERGER AGREEMENT

        On December 17, 1998, the Company announced that it had signed a definitive merger agreement providing for the acquisition of the Company by Borg-Warner Automotive, Inc., for $39.00 per Company share in cash and stock of Borg-Warner Automotive. In the transaction, Borg-Warner Automotive will be issuing $150 million worth of its stock to Kuhlman shareholders with the remainder of the purchase price to be paid in cash. The acquisition is subject to certain closing conditions including the approval of the Company's shareholders. It is anticipated that the transaction will close in the first quarter of 1999.

        Under terms of the merger agreement, change of control related severance payments and certain of the Company stock based compensation obligations and other related liabilities will be paid in cash subsequent to the closing to certain executives and other employees of the Company. See Note 16, "Subsequent Event," Note 9, "Commitments and Contingencies" and Note 12, "Stock Based Compensation Plans" for additional disclosures.

        Borg-Warner Automotive is a leading global Tier 1 supplier of highly engineered systems and components, primarily for automotive powertrain applications.

NOTE 3.   ACQUISITIONS

ACQUISITION OF KYSOR TRANSPORTATION PRODUCTS GROUP

        On March 10, 1997, the Company purchased certain assets and assumed certain liabilities of the Transportation Products Group ("Kysor") of Kysor Industrial Corporation, a Michigan corporation traded on the New York Stock Exchange. The purchase price for Kysor was $86,000,000 in cash plus the assumption of approximately $722,000 of debt. The purchase of Kysor was financed from borrowings under the Company's existing credit facilities.

        The transaction was accounted for as a purchase, and the goodwill associated with the transaction is being amortized over 40 years. The purchase price has been allocated to the assets based on their estimated fair market value. The excess of the purchase price over the fair value of assets was approximately $52,909,000. The results of operations for Kysor are included in the consolidated financial statements of the Company from the date of acquisition.

        The following unaudited pro forma information for the Company for the periods shown below gives effect to the Kysor acquisition as if it had occurred as of the beginning of each period.

                                                                Year Ended
                                                               December 31,
                                                          -------------------------
IN THOUSANDS, EXCEPT PER SHARE DATA                         1997          1996
-----------------------------------------------------------------------------------
Net sales                                                  $ 670,249    $ 592,619
Net income                                                 $  28,747    $  20,771
Diluted per share amounts:
        Net income                                         $    1.80    $    1.50


        The unaudited pro forma information assumes the acquisition of the net assets at the beginning of the periods presented and accordingly includes adjustments for goodwill amortization, interest expense, certain administrative costs and income taxes. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition of Kysor been consummated at the beginning of the periods presented.

ACQUISITION OF SNYDER TANK CORPORATION

        On November 14, 1997, a subsidiary of the Company acquired all of the outstanding stock of Snyder Tank Corp. ("Snyder Tank") for approximately $20,000,000 in cash plus the assumption of approximately $1,200,000 of debt. Snyder is a manufacturer of steel and aluminum fuel and air tanks for medium and heavy-duty trucks, and metal tanks for liquified natural gas fuel systems. Net sales of Snyder Tank for the fiscal year ended August 31, 1997 were approximately $45,700,000. The impact on operations of this acquisition was not significant for any of the periods presented and, therefore, pro forma amounts are not presented giving effect to the transaction.

ACQUISITION OF WEB WIRE

        On October 8, 1996, a subsidiary of the Company acquired substantially all of the assets of Web Wire Products, Inc. ("Web Wire") in exchange for approximately 329,000 shares of the Company's common stock. Web Wire is a manufacturer of battery cables, ignition wire sets and related accessories for the automotive aftermarket. Net sales of Web Wire for the twelve months ended December 31, 1996 were approximately $6,300,000. The impact on operations of this acquisition was not significant for any of the periods presented and, therefore, pro forma amounts were not presented giving effect to the transaction.

ACQUISITION OF COMMUNICATION CABLE, INC.

        On February 16, 1996, the Company, through a wholly-owned subsidiary, completed a tender offer for the outstanding shares of Communication Cable, Inc. ("CCI"), a North Carolina corporation, at $14.00 per share in cash. The purchase of the tendered shares, which was consummated on February 21, 1996, along with subsequent actions resulted in CCI becoming a wholly-owned subsidiary of the Company as of June 28, 1996. The aggregate total cost of the acquisition of the outstanding shares of CCI, which was primarily funded through bank debt, was approximately $43,800,000. CCI engineers, designs and manufactures a wide variety of low voltage electronic wire and cable products. The impact on operations for the period January 1 through February 20, 1996 was not significant and, therefore, pro forma amounts were not presented giving effect to the transaction for that period.

NOTE 4.  DEBT

        The Company has two principal domestic credit facilities. The first facility is a 5-year, $165,000,000 revolving credit facility is used for general corporate purposes and is due on June 30, 2002. The second facility is a 364-day, $125,000,000 facility which was established primarily to fund future acquisitions, was extended to June 28, 1999, and amounts drawn under this facility, if any, would convert to a four-year term loan with payments commencing on October 1, 1999 with equal quarterly installments. There were no borrowings at December 31, 1998 under the 364-day facility. Interest rates on amounts borrowed under each facility are based principally on the London Inter-Bank Offered Rate (LIBOR) plus an applicable margin factor. The Company also pays a commitment fee on the unused portion of each facility. The margin factor and the commitment fee rate are determined based on the Company's leverage ratio (as defined in the credit facility agreements). The Company's credit facilities are subject to various covenants, including financial covenants relating to minimum levels of net worth, interest coverage and the leverage ratio. The Company was free of any material restrictions as to the payment of dividends as of December 31, 1998. The average interest rate as of December 31, 1998 under the Company's primary credit facilities was 5.7%.

        At December 31, 1998, the Company had unused availability under its domestic and foreign revolving credit facilities of approximately $89,519,000, excluding the 364-day facility.

        At December 31, 1998 and 1997, long-term debt consisted of the following:


IN THOUSANDS                                                             1998           1997
--------------------------------------------------------------------------------------------------
Variable rate notes supported by revolving credit
  agreement with banks                                                  $ 80,500       $ 111,500
Miscellaneous other long-term debt, annual interest
  rates up to 18%, payable through 2011                                    5,627           6,232
--------------------------------------------------------------------------------------------------
                                                                          86,127         117,732
Less - current portion                                                    (1,106)         (1,475)
==================================================================================================
                                                                        $ 85,021       $ 116,257
==================================================================================================

        The minimum scheduled principal payments on long-term debt outstanding at December 31, 1998 are as follows:

       IN THOUSANDS
       ----------------------------------------------------------------------------
       1999                                                          $    1,106
       2000                                                                 863
       2001                                                                 485
       2002                                                              80,766
       2003                                                                 292
       Thereafter                                                         2,615
       ----------------------------------------------------------------------------

       Total minimum scheduled principal payments                    $   86,127
       ============================================================================


NOTE 5.   INVENTORIES

        Inventories at December 31, 1998 and 1997 consisted of the following:


IN THOUSANDS                                                 1998           1997
-------------------------------------------------------------------------------------
FIFO cost:
Raw materials                                             $    34,260    $    32,904
Work-in-progress                                               16,274         17,270
Finished products                                              26,638         21,662
-------------------------------------------------------------------------------------
                                                               77,172         71,836
Difference in FIFO and LIFO cost                                1,231           (554)
-------------------------------------------------------------------------------------
                                                          $    78,403    $    71,282
=====================================================================================


NOTE 6.   ACCRUED LIABILITIES

        Accrued liabilities at December 31, 1998 and 1997 consisted of the following:


IN THOUSANDS                                                 1998           1997
-------------------------------------------------------------------------------------
Salaries, wages and employee benefits                     $    29,923    $    31,513
Product related accruals                                       14,343         17,085
Accrued income taxes                                            5,748          7,443
Workers compensation                                            5,485          5,856
Dividends payable                                               2,528          2,479
Other                                                          17,249         23,438
-------------------------------------------------------------------------------------
                                                          $    75,276    $    87,814
=====================================================================================


NOTE 7.   PENSIONS AND OTHER POSTRETIREMENT BENEFITS

        In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The provisions of SFAS No. 132 revised employers' disclosures about pensions and other postretirement benefit plans. The information for 1997 and 1996 has been restated to conform with the 1998 presentation.

EMPLOYEE PENSION PLANS

        The Company has various employee retirement plans which provide pension benefits to substantially all of its employees. Defined benefit plans provide benefits of stated amounts based on an employee's years of service and, for certain plans, compensation for a specified period of time before retirement.

        Net periodic pension expense in 1998, 1997 and 1996 for the defined benefit plans is comprised of the following elements:


IN THOUSANDS                                            1998         1997         1996
----------------------------------------------------------------------------------------
Service cost                                         $   3,525     $   2,798    $  1,803
Interest cost                                            4,598         3,939       2,167
Expected return on assets                               (6,518)       (5,021)     (2,384)
Amortization of prior service cost                         221           165         140
Amortization of transition obligation                      (63)          (63)        (65)
Amortization of actuarial (gain) or loss                   159           186         106
----------------------------------------------------------------------------------------
Net periodic pension cost                            $   1,922     $   2,004    $  1,767
========================================================================================


        The Company's funding policy is to make annual contributions required by applicable regulations, which may, from time to time, exceed the Internal Revenue Service deductibility limits by immaterial amounts. The Company annually contributes to its defined benefit plans based on actuarially determined amounts to provide the plans with sufficient assets to meet future benefit payment requirements. Plan assets consist substantially of investments in pooled funds which are comprised primarily of equity securities, U.S. Government securities, corporate bonds and investments in short-term investment funds.

        The following table summarizes changes in the benefit obligation, plan assets and the funded status of the Company's defined benefit pension plans and the related amounts recognized in the Company's consolidated balance sheets as of December 31, 1998 and 1997:

IN THOUSANDS                                                      1998               1997
--------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                          $ 65,017            $ 32,494
Service cost                                                        3,525               2,798
Interest cost                                                       4,598               3,939
Amendments                                                            964                 325
Actuarial gain                                                      1,465               2,915
Acquisitions                                                           --              25,196
Benefits paid                                                      (3,574)             (2,650)
==================================================================================================
     BENEFIT OBLIGATION AT END OF YEAR                             71,995              65,017
==================================================================================================

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                     70,075              29,875
Actual return on plan assets                                        9,056               9,726
Acquisitions                                                           --              31,711
Employer contribution                                               2,580               1,413
Benefits paid                                                      (3,574)             (2,650)
--------------------------------------------------------------------------------------------------
     FAIR VALUE OF PLAN ASSETS AT END OF YEAR                      78,137              70,075
==================================================================================================

FUNDED STATUS                                                       6,142               5,058
Unrecognized net transition obligation                               (337)               (126)
Unrecognized net actuarial loss (gain)                               (249)              1,117
Unrecognized prior service cost                                     1,775               1,164
==================================================================================================
     PREPAID BENEFIT COST                                           7,331               7,213
==================================================================================================

PREPAID BENEFIT COST                                                7,331               7,213
Accrued minimum pension liability                                  (3,065)             (2,893)
Intangible asset                                                      839                 925
==================================================================================================
Net amount recognized in consolidated balance sheet               $ 5,105             $ 5,245
==================================================================================================

        The assumptions used as of December 31, 1998, 1997 and 1996 in determining pension expense and funded status information shown above are as follows:

                                                    1998             1997             1996
--------------------------------------------------------------------------------------------------
Discount rate                                         7.0%             7.2%             7.5%
Rate of salary progression                            4.0%             4.2%             4.2%
Long-term rate of return on assets                    9.7%             9.7%             9.7%


        The aggregate accumulated benefit obligation and aggregate fair value of plan assets for those pension plans with accumulated benefit obligations in excess of plan assets were approximately $9,315,000 and $6,921,000, respectively, as of December 31, 1998, and $7,798,000 and $6,211,000, respectively, as of December 31, 1997.

DEFINED CONTRIBUTION PLANS

        In addition to providing pension benefits, the Company and certain operating subsidiaries provide savings plans for management and other employees. The plans provide for matching contributions based on the terms of such plans to the accounts of plan participants. The

Company and its operating subsidiaries expensed approximately $1,616,000, $1,472,000 and $831,000 in the years ended December 31, 1998, 1997 and 1996, respectively, related to these savings plans.

POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSION

        The Company charges the cost of postretirement benefits other than pensions to earnings during the active service period of its employees and non-employee directors.

        Net periodic postretirement benefit cost for 1998, 1997 and 1996 included the following components:

IN THOUSANDS                                         1998             1997            1996
--------------------------------------------------------------------------------------------------
Service cost                                          $ 509            $ 264           $ 126
Interest cost                                         1,698            1,466             929
Amortization of prior service cost                      278               --              --
Amortization of actuarial net (gain) or loss             51               86             133
--------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost            $ 2,536          $ 1,816         $ 1,188
==================================================================================================

        The amounts recognized in the Company's consolidated balance sheet at December 31, 1998 and 1997 were as follows:

                                                                  1998               1997
--------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                          $ 23,279           $ 12,154
Service cost                                                          509                264
Interest Cost                                                       1,698              1,466
Amendments                                                            851                325
Actuarial gain                                                        289               (349)
Acquisitions                                                           --             11,192
Benefits paid                                                      (1,988)            (1,773)
--------------------------------------------------------------------------------------------------
BENEFIT OBLIGATION AT END OF YEAR                                  24,638             23,279
Unrecognized net loss                                              (1,695)            (1,477)
Unrecognized prior service cost                                      (898)              (326)
--------------------------------------------------------------------------------------------------
ACCRUED BENEFIT COST                                               22,045             21,476
Less:  current portion                                             (2,041)            (1,903)
==================================================================================================
Accrued postretirement benefits - long-term                      $ 20,004           $ 19,573
==================================================================================================

        The accumulated postretirement obligation was determined using a discount rate of approximately 7.0%. An increase of approximately 8% in per capita claims cost was assumed for 1998. The assumption provides for this rate to decline by approximately 1% per year through 2000 and then remain constant at 5% in 2001 and thereafter.

        A 1% increase or decrease in the health care cost trend rate would increase or decrease, respectively, the estimated accumulated postretirement benefit obligation as of December 31, 1998 by approximately $1,932,000. The impact on net periodic cost is minimal. The Company's postretirement benefit plans are unfunded.

NOTE 8.   INCOME TAXES

        Income before taxes consisted of the following:


IN THOUSANDS                                         1998             1997            1996
--------------------------------------------------------------------------------------------------
Domestic                                          $  53,983        $  38,681       $  26,190
Foreign                                               8,635            7,821           3,153
--------------------------------------------------------------------------------------------------
                                                  $  62,618        $  46,502       $  29,343
==================================================================================================

        The provision for income taxes consisted of the following:


IN THOUSANDS                                         1998             1997            1996
--------------------------------------------------------------------------------------------------
Current:
    Federal                                       $  16,293        $  15,173       $   9,380
    State                                             1,502            1,928           1,732
    Foreign                                           2,824            2,495           1,252
--------------------------------------------------------------------------------------------------
                                                  $  20,619        $  19,596       $  12,364
Deferred:
    Federal                                       $   3,271        $    (906)      $    (439)
    State                                               422             (106)           (136)
    Foreign                                              23              (11)            218
--------------------------------------------------------------------------------------------------
                                                  $   3,716        $  (1,023)      $    (357)
--------------------------------------------------------------------------------------------------
Total                                             $  24,335        $  18,573       $  12,007
==================================================================================================

        The provision for income taxes includes Federal, state and foreign income taxes currently payable and those deferred or prepaid because of temporary differences between financial statement and tax bases of assets and liabilities. The Company records income taxes under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

        The significant components of the (provision) benefit for deferred income taxes, resulting from differences in the timing of recognition of income and expenses for income tax and financial reporting purposes, consist of the following:


IN THOUSANDS                                         1998             1997            1996
--------------------------------------------------------------------------------------------------
Net operating loss carryforwards                  $    (148)       $    (177)      $    (177)
Depreciation                                           (820)            (330)           (304)
Tax goodwill                                           (672)            (532)             --
Compensation, benefits and pension                     (400)           2,408           1,025
Postretirement benefits                                 612              (80)             53
Severance and related                                  (786)            (497)             --
Other                                                (1,502)             231            (240)
=================================================================================================
Total                                             $  (3,716)       $   1,023       $     357
=================================================================================================

        The effective income tax provision differs from the amount calculated using the statutory United States Federal income tax rate, principally due to the following:

IN THOUSANDS                           1998                   1997                  1996
--------------------------------------------------------------------------------------------------
                                         PERCENTAGE             Percentage            Percentage
                                          OF INCOME             of income             of income
                                AMOUNT     BEFORE      Amount   before       Amount   before
                                            TAXES                 taxes                 taxes
--------------------------------------------------------------------------------------------------
Statutory United States
    Federal income tax          $21,916        35.0%   $16,276        35.0%  $10,271        35.0%
State income taxes, net of
    Federal income tax effect     1,599         2.6      1,183         2.5     1,037         3.5
Amortization of goodwill            715         1.1        543         1.2       479         1.6
Effect of foreign                  (173)       (0.2)      (253)       (0.6)      (70)       (0.2)
    subsidiaries
Other                               278         0.4        824         1.8       290         1.0
--------------------------------------------------------------------------------------------------
                                $24,335        38.9%   $18,573        39.9%  $12,007        40.9%
==================================================================================================

        The net deferred tax asset recognized in the consolidated statements of financial position as of December 31, 1998 and 1997 consists of the following:

IN THOUSANDS                                         1998             1997
--------------------------------------------------------------------------------------------------
Deferred tax assets:
    Net operating loss carryforwards              $   1,126        $   1,364
    Postretirement benefits                           4,826            4,214
    Employee compensation & benefits                 10,910            9,503
    Other                                               533            4,557
--------------------------------------------------------------------------------------------------
      Total deferred tax assets                      17,395           19,638
--------------------------------------------------------------------------------------------------
Deferred tax liabilities:
    Depreciation                                     (8,774)          (8,053)
    Prepaid expenses and other                       (1,293)          (2,624)
--------------------------------------------------------------------------------------------------
      Total deferred tax liabilities                (10,067)         (10,677)
--------------------------------------------------------------------------------------------------
      Net deferred tax asset                      $   7,328        $   8,961
==================================================================================================

        One of the Company's wholly-owned domestic subsidiaries has available net operating losses which expire as follows:

IN THOUSANDS
--------------------------------------------------------------------------------------------------
    2005                                                           $   3,185
    2006                                                                  31
==================================================================================================
                                                                   $   3,216
==================================================================================================

        The application of these net operating loss carryforwards against future taxable income is limited under the provisions of Internal Revenue Code Section 382 to $455,000 per taxable period. Management expects that the full amount of these carryforwards will be utilized over the next eight years.

        Undistributed earnings of the Company's foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for United States Federal and state income taxes has been provided thereon. If distribution of those earnings in the form of dividends were to occur, the Company may be subject to both United States income taxes and foreign withholding taxes. Determination of the amount of unrecognized deferred United States income tax liability is not reasonably determinable until such distribution actually occurs because of the variability of factors associated with the tax liability calculation, including reductions associated with any available foreign tax credits.

NOTE 9.   COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

        The Company leases certain of its buildings, machinery and equipment under operating lease agreements which expire at various dates over the next six years.

        The following is a summary of rent expense under all operating leases:


IN THOUSANDS                                         1998             1997            1996
--------------------------------------------------------------------------------------------------
Rent expense                                         $4,698           $4,142          $3,248
==================================================================================================

        Minimum future rental payments under noncancellable operating leases for each of the next five years and in the aggregate are as follows:


IN THOUSANDS
--------------------------------------------------------------------------------------------------
1999                                                                 $ 4,748
2000                                                                   4,321
2001                                                                   3,117
2002                                                                   1,637
2003                                                                   1,297
Subsequent to 2003                                                     5,629
==================================================================================================
Total minimum rental payments                                       $ 20,749
==================================================================================================


CAPITAL LEASES

        The Company leases various manufacturing, office and warehouse properties and office equipment under capital leases which expire at various dates through 2009. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the shorter of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense.

        Minimum future lease payments under capital leases as of December 31, 1998 are as follows:

IN THOUSANDS
--------------------------------------------------------------------------------------------------
1999                                                                     $ 567
2000                                                                       546
2001                                                                       384
2002                                                                       350
2003                                                                       346
Subsequent to 2003                                                       1,940
--------------------------------------------------------------------------------------------------
Total minimum lease payments                                           $ 4,133
Less - amounts representing interest                                    (1,816)
--------------------------------------------------------------------------------------------------
Present value of net minimum lease payments                              2,317
Less - current portion                                                    (247)
==================================================================================================
Long-term obligations under capital leases                             $ 2,070
==================================================================================================

        Obligations under capital leases are included with debt in the accompanying consolidated balance sheet. Certain capital leases provide for purchase options. Generally, purchase options are at prices representing the expected fair value of the property at the expiration of the lease term.

LEGAL AND ENVIRONMENTAL MATTERS

        The Company has accrued for various legal matters and certain investigatory and non-capital environmental remediation costs consistent with the policy set forth in Note 1, "Summary of Significant Accounting Policies." Estimates of these costs have been made and accrued in the financial statements. Based on the information currently available, management does not expect that the sums that may have to be paid in connection with these matters will exceed balances already accrued in any material respects and, therefore, management does not expect that the outcome of such matters will have a material effect on the consolidated financial position or results of operations of the Company.

SEVERANCE AND CONTROL AGREEMENTS

        The Company maintains a severance policy applicable to certain of its executive officers. The severance policy provides that if an executive officer's employment is terminated, the executive's base pay, medical and dental coverage, health and accident insurance and disability and group life insurance will be continued for a period of up to twenty-four months, subject to certain conditions. The aggregate maximum commitment under the executive severance policy should all four covered employees be terminated is up to approximately $3,100,000.

        The Company modified its existing severance policy for its executive officers during 1996 to include change of control agreements ("Control Agreements"). Under the Control Agreements upon a change of control, as defined, each such officer would be entitled to receive, among other things, three times his current annual pay and three times his highest cash bonus in the past three years. Each of the aforementioned would be adjusted for any resulting income or excise tax liabilities to the officer. These Control Agreements are subject to amendment or waiver by the Company's Board of Directors prior to any change of control, as defined. Although the aggregate commitment of the Company pursuant to the Control Agreements cannot be specifically determined until the occurrence of such change of control event, such payments could have a material effect on the consolidated financial position and results of operations of the Company. The Control Agreements are designed to encourage the continuity of management.

        Under the terms and conditions of the pending Merger Agreement described in Note 2, "Merger Agreement," upon the change of control described therein, the change of control payments to the executive officers will be approximately $19,283,000.

NOTE 10.   SUPPLEMENTAL CASH FLOW INFORMATION

        Cash payments for interest and net cash payments for income taxes are as follows:

IN THOUSANDS                                         1998             1997            1996
--------------------------------------------------------------------------------------------------
Interest                                          $   7,903        $   9,248       $   6,419
Income taxes, net of refunds                      $  17,938        $  14,948       $   9,758

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES

        In 1998, 1997, and 1996, the Company issued 3,012, 5,646 and 10,736 shares of its common stock, respectively, under the 1993 Non-Employee Director's Stock Plan in non-cash transactions. The fair market value of the stock at the time of issuance was approximately $144,000, $144,000 and $192,000 in 1998, 1997 and 1996, respectively, and this amount was amortized to expense over the one-year term of the grants.

        In December 1998, certain executive officers of the Company exercised stock options as an inducement to the pending acquisition of the Company by Borg-Warner Automotive, Inc. Consideration for the option exercises consisted of secured loans, with recourse, to the respective executive officers totaling approximately $9,820,000. The loans will be repaid upon the closing of the pending merger described in Note 2, "Merger Agreement."

        See Note 3, "Acquisitions," and Note 12, "Stock Based Compensation Plans," for additional supplemental information on non-cash investing and financing activities.

OTHER FINANCING ACTIVITIES

        As a result of the executive officer option exercises in December 1998, the Company loaned the respective executives approximately $3,769,000 to fund their related personal income tax liability. The loans were secured, with recourse, to the executive officers.

NOTE 11.   STOCK RELATED INFORMATION

PREFERRED STOCK PURCHASE RIGHTS

        The Company has distributed one preferred stock purchase right for each outstanding share of common stock. Each right initially entitles the holder to purchase one one-hundredth (1/100) of a share of Junior Participating Preferred Stock at a price of $80 per right. The rights, which do not have voting rights, will become exercisable for common stock of the Company if a person or group, without the Company's prior consent, acquires 15% or more of such common stock or announces a tender offer which would result in such ownership of 15% or more of such common stock. In the event the rights become exercisable for common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, common stock of the Company having a value of twice the exercise price of the right. In the event the rights become exercisable for common stock and thereafter the Company is acquired in a merger or other business combination, each right will entitle its holder to purchase, at the right's then-current exercise price, common stock of the acquiring company having a value of twice the exercise price of the right. The rights expire on April 30, 2007, and may be redeemed by the Company at a price of $0.001 per right at any time before a 15% position has been acquired or a tender offer has been announced.

        On December 17, 1998, the Company amended its preferred stock purchase rights to exempt the Merger described in Note 2, "Merger Agreement" and the events and transactions contemplated thereby from the application of the rights.

STOCK OFFERING

        On June 27, 1997 and July 8, 1997, the Company sold 2,350,000 and 150,000 shares respectively, of its common stock at a per share price to the public of $28.875. The total proceeds, net of expenses, were approximately $68,187,000 of which approximately $59,100,000 was used to reduce amounts outstanding under the Company's credit facilities associated with the acquisition of Kysor, and approximately $9,100,000 was used to redeem outstanding warrants held by a former lender of Schwitzer as described below.

        On a supplementary basis, assuming that the total offering and sale of 2,500,000 shares as described above had been completed as of January 1, 1996 and the estimated net proceeds had been used to reduce the Company's indebtedness and redeem the warrants, diluted earnings per share for the years ended December 31, 1997 and 1996 would have been approximately $1.70 and $1.21, respectively.

WARRANTS

        The Company issued detachable warrants in 1992 to a former lender of Schwitzer. The warrants gave the holder the right to purchase 480,750 shares, in the aggregate, of the Company's common stock at an exercise price of $8.32 per share, subject to certain conditions. The warrants were redeemed by the Company in June 1997 at the request of the warrant holder.

NOTE 12.   STOCK BASED COMPENSATION PLANS

STOCK AWARD PLANS

        In 1996, the Board of Directors adopted the Long-Term Incentive Plan ("LTIP") in order to better align stockholder and employee interests by encouraging employee stock ownership in the Company and motivating employees with compensation conditioned upon achievement of the Company's financial goals. The LTIP was approved by the shareholders of the Company in April, 1997. Under the terms of the LTIP, awards may be made of incentive and nonqualified stock options, stock appreciation rights and restricted stock to eligible employees. In addition, awards may also be made to eligible employees with a value tied to specific performance goals. The value of these awards may be paid with Company common stock or cash, or a combination of the two. The program specifies that a number of awards equal to two and one-half percent of the outstanding shares of the Company will be available for grant under the various award alternatives on January 1 of each year subject to certain conditions and adjustments.

        In August 1996, award levels were approved by the Board of Directors whereby certain key employees would receive a payout after the attainment of price thresholds for Kuhlman common stock of $23 and $27, subject to vesting requirements and other factors. In April and May, 1997, performance award levels were achieved for the attainment of the two share price targets of $23 and $27, respectively. The payout to eligible participants, which consisted of two-thirds stock and one-third cash, was made in four quarterly installments subject to certain vesting requirements and other factors, commencing on May 1 and June 1, 1997, respectively. The estimated pre-tax expense of such awards is approximately $7,000,000, with approximately $3,600,000 and $3,400,000 paid for the $23 and $27 targets, respectively. Recognition of the related compensation expense of such awards was based on the commencement date and the vesting requirements.

        In July, 1997, additional award levels were approved by the Board of Directors whereby certain key employees would receive a payout after the attainment of each of two share price thresholds within two years from the award date, subject to vesting requirements and other factors. The stock price thresholds were $36 and $42 per share, and the pre-tax cost of the awards were approximately $4,450,000 each. The Company achieved the $36 and $42 thresholds in October 1997 and March 1998, respectively, with vesting and payouts commencing in the second quarter of 1998.

        In February 1998, additional award levels were approved by the Board of Directors whereby certain key employees would receive a payout after attainment of $48 and $56 per share price thresholds and other factors under conditions similar to the previous awards. The pre-tax cost of the awards would be approximately $4,400,000 each.

        In 1998 and 1997, the Company recognized approximately $9,182,000 and $4,553,000, respectively, of expense associated with the LTIP, of which two-thirds represented a non-cash charge for the issuance of stock under terms of the program.

        Under the terms and conditions of the pending Merger Agreement described in Note 2, "Merger Agreement," upon the change of control described therein, the payouts specified under the $48 per share performance award will be paid in cash to the respective participants. Such payout will be approximately $4,400,000 upon consummation of the merger.

DIRECTOR'S STOCK PLAN

        In 1993, the Board of Directors adopted and the shareholders approved the 1993 Non-Employee Director's Stock Plan ("New Director's Plan"). Pursuant to the New Directors Plan, each non-employee director receives annually a number of shares equal to an aggregate fair market value of $24,000 concurrent with the meeting of the Board of Directors held each year following the Annual Meeting of Stockholders. Approximately 17,000 shares were available for grants under the New Director's Plan as of December 31, 1998.

STOCK APPRECIATION RIGHTS

        In addition to the stock appreciation rights that may be issued pursuant to the LTIP noted above, the Company has a 1994 Stock Appreciation Rights Plan (the "SAR Plan"). The SAR Plan provides for discretionary grants to key employees of cash-only stock appreciation rights in shares of the Company's common stock. Each Stock Appreciation Right ("SAR") measures the change in value of a share of the Company's common stock from the date of grant to the date of exercise. All SARs vest and are automatically exercised on the earliest to occur of the fifth anniversary of the grant or other circumstances, including a change in control of the Company as defined in the SAR Plan. Unearned compensation, representing changes in the market value of the SAR, has been charged to income in the period incurred. Expenses of approximately $1,043,000, $1,152,000 and $546,000 were recognized in 1998, 1997 and 1996, respectively, under the Company's SAR plans. As of December 31, 1998, 198,500 SARs with an average basis of $20.19 per SAR had been awarded and were outstanding under the SAR Plan.

        Under the terms and conditions of the pending Merger Agreement described in Note 2, "Merger Agreement," upon the change of control described therein, the outstanding SAR's will be converted into the right to receive a payment, if any, in cash equal to the excess of $39.00 over the price of shares of Kuhlman common stock on the date of grant. Such payout will be approximately $3,800,000 upon consummation of the merger.

STOCK OPTIONS

        The Company has various stock option plans for employees and non-employee directors. These plans provide for the granting of options to purchase common shares of the Company. All options under these plans are granted at prices equal to the market value at the date of grant, become exercisable between six and forty-eight months after the date of grant, and may be exercised up to ten years from the grant date. As of December 31, 1998 there were approximately 99,502 and 62,000 options available for grant to employees and non-employee directors, respectively, under the Company's option plans. The option grants available to employees, at December 31, 1998 could be used for any of the other types of employee awards available under the LTIP.

        The following is a summary of options outstanding as of December 31, 1998:

                                                         Weighted
                                                         Average                 Average
Exercise                         Options                 Exercise               Remaining
Price                            (000's)                  Price                    Life
--------------------------------------------------------------------------------------------------

$4.81-$7.20                         139                 $  5.61                  2.1 yrs
$7.20-$10.80                        118                    8.87                  3.8 yrs
$10.80-$16.20                       383                   13.92                  5.8 yrs
$16.20-$24.30                       349                   20.71                  7.8 yrs
$24.30-$49.07                       478                   40.00                  9.1 yrs
                                -------
                                  1,467

        Under the terms and conditions of the pending Merger Agreement described in Note 2, "Merger Agreement," upon the change of control described herein, all outstanding stock options will be converted into the right to receive payment, if any, in cash equal to the number of outstanding options multiplied by the excess, if any, of $39.00 over the exercise price of options on the date of grant. Based on options outstanding at December 31, 1998, such payout will be approximately $24,454,000 upon consummation of the merger.

STOCK BASED COMPENSATION

        Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the guidelines of SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts listed below:

IN THOUSANDS EXCEPT PER SHARE DATA              1998               1997               1996
--------------------------------------------------------------------------------------------------
Net income
        As reported                           $ 38,283           $ 27,929            $ 17,336
        Pro forma                             $ 36,974           $ 27,295            $ 17,068
Basic earnings per share
        As reported                           $ 2.28               $ 1.84             $ 1.29
        Pro forma                             $ 2.20               $ 1.80             $ 1.27
Diluted earnings per share
        As reported                           $ 2.20               $ 1.75             $ 1.25
        Pro forma                             $ 2.12               $ 1.71             $ 1.23


        Because the method of accounting required by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

        In accordance with SFAS No 123, the Company measures compensation cost for disclosure purposes using the Black-Scholes model with the following assumptions: dividend yields ranging from 1.7% to 3.7%; an expected life of 4 to 6 years; expected volatility ranging from approximately 32%-33%; and risk-free interest rates ranging from approximately 5.4% to 7.5%.

        The following table summarizes the transactions pursuant to the Company's stock option plans for the three-year period ended December 31, 1998:


                                          1998                     1997                     1996
----------------------------------------------------------------------------------------------------------
                                 SHARES    WEIGHTED AVG.  Shares  Weighted Avg.    Shares  Weighted Avg.
                                 (000'S)   EXERCISE       (000's) Exercise Price   (000's) Exercise Price
                                           PRICE
----------------------------------------------------------------------------------------------------------

Outstanding at beginning of      1,810          $14.92    1,521        $12.81       1,572       $12.08
year
Granted                            457           40.83      449         21.40         310        14.14
Exercised                         (790)          15.13     (160)        12.98        (308)        9.82
Forfeited                          (10)          10.50       --          --           (24)       16.16
Expired                             --             --        --          --           (29)       16.90
----------------------------------------------------------------------------------------------------------
Outstanding at end of year       1,467          $22.91    1,810        $14.92       1,521       $12.81
----------------------------------------------------------------------------------------------------------
Exercisable at end of year       1,454          $23.05    1,762        $14.98       1,434       $13.03
----------------------------------------------------------------------------------------------------------
Weighted average fair value
   of options granted                           $13.93                $  7.42                  $  3.97
                                                ------                -------                  -------


NOTE 13.   BUSINESS AND GEOGRAPHICAL SEGMENT INFORMATION

        In 1998, the Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" which altered the way the Company reports information about its business segments. The information for 1997 and 1996 has been restated to conform to the 1998 presentation.

        The Company's operations are organized into three business segments which are defined as Electrical Transformers, Wire and Cable Products and Industrial Products. The Electrical Transformers Segment manufactures and markets distribution, power and instrument transformers primarily for domestic electrical utilities and certain industrial users. The Wire and Cable Products Segment manufactures and markets electrical and electronic wire and cable products for consumer, commercial and industrial applications domestically. The Industrial Products Segment designs, produces and markets proprietary engine components, fuel tanks and other products used on light, medium and heavy-duty trucks, and construction, agricultural, mining, power generation and marine equipment. Approximately 70% of the Industrial Products Segment's sales, excluding export sales from the United States, are made to domestic customers with the balance sold throughout the world.

        Net sales represent shipments to unaffiliated customers. Operating earnings for each segment include all costs and expenses directly related to the segment before financing charges or corporate allocations. Corporate items principally represent general and administrative costs and costs associated with the Company's Long-Term Incentive Plan. Identifiable assets are those used in the operations of each business or geographic segment. Corporate assets consist primarily of property and equipment.

        The Company's operations by business segment and geographic area for the years ended December 31, 1998, 1997 and 1996, are as follows:

FINANCIAL DATA BY BUSINESS SEGMENT

IN THOUSANDS                                1998                1997               1996
--------------------------------------------------------------------------------------------------
NET SALES
Electrical Transformers                    $ 112,322         $ 106,677            $ 97,798
Wire & Cable Products                        190,457           190,410             171,048
Industrial Products                          459,245           346,353             187,619
==================================================================================================
                                           $ 762,024         $ 643,440           $ 456,465
==================================================================================================

INCOME BEFORE TAXES AND EXTRAORDINARY ITEM
Electrical Transformers                     $ 13,020           $ 9,920             $ 6,630
Wire & Cable Products                         15,265            11,245              13,473
Industrial Products                           58,751            46,636              22,386
--------------------------------------------------------------------------------------------------
  Operating earnings(1)                     $ 87,036          $ 67,801            $ 42,489

Corporate expenses(2)                       (17,558)          (12,662)             (6,165)
Interest expense, net                        (6,860)           (8,637)             (6,981)
==================================================================================================
                                            $ 62,618          $ 46,502            $ 29,343
==================================================================================================

IDENTIFIABLE ASSETS
Electrical Transformers                     $ 44,763          $ 40,396            $ 41,391
Wire & Cable Products                        143,948           140,818             141,077
Industrial Products                          266,681           270,493              91,353
Corporate/unallocated                         13,769             9,611               3,595
--------------------------------------------------------------------------------------------------
                                           $ 469,161         $ 461,318           $ 277,416
==================================================================================================

CAPITAL EXPENDITURES
Electrical Transformers                      $ 4,347           $ 2,807             $ 1,872
Wire & Cable Products                          5,940             2,757               3,262
Industrial Products                           13,938            12,142               5,615
Corporate/unallocated                             87             2,260                 231
--------------------------------------------------------------------------------------------------
                                             $24,312          $ 19,966            $ 10,980
==================================================================================================

DEPRECIATION AND AMORTIZATION
Electrical Transformers                      $ 2,461           $ 2,286             $ 2,046
Wire & Cable Products                          5,459             5,244               4,597
Industrial Products                           15,287            11,963               5,633
Corporate/unallocated                            552               423                 194
--------------------------------------------------------------------------------------------------
                                            $ 23,759          $ 19,916            $ 12,470
==================================================================================================

FINANCIAL DATA BY GEOGRAPHIC SEGMENT

IN THOUSANDS                                1998                1997               1996
--------------------------------------------------------------------------------------------------
NET SALES
United States                              $ 661,796         $ 562,546            $ 397,393
Europe                                        89,423            70,384               50,757
Other                                         10,805            10,510                8,315
==================================================================================================
                                           $ 762,024         $ 643,440            $ 456,465
==================================================================================================

INCOME BEFORE TAXES AND EXTRAORDINARY ITEM
United States                               $ 77,728          $ 60,162             $ 39,077
Europe                                         8,400             6,703                3,045
Other                                            908               936                  367
--------------------------------------------------------------------------------------------------
   Operating earnings(1)                    $ 87,036          $ 67,801             $ 42,489

Corporate expenses(2)                       (17,558)          (12,662)              (6,165)
Interest expense, net                        (6,860)           (8,637)              (6,981)
--------------------------------------------------------------------------------------------------
                                            $ 62,618          $ 46,502             $ 29,343
==================================================================================================

IDENTIFIABLE ASSETS
United States                              $ 399,339         $ 399,867            $ 236,441
Europe                                        47,951            43,038               30,544
Other                                          8,102             8,802                6,836
Corporate                                     13,769             9,611                3,595
--------------------------------------------------------------------------------------------------
                                           $ 469,161         $ 461,318            $ 277,416
==================================================================================================

(1) OPERATING EARNINGS IS DEFINED AS OPERATING PROFIT PLUS OTHER, NET DIRECTLY ATTRIBUTABLE TO EACH SEGMENT.
(2) SEE NOTE 12, "STOCK BASED COMPENSATION PLANS" FOR ADDITIONAL INFORMATION ON CORPORATE EXPENSES.


NOTE 14.   FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS

        The Company has limited involvement with derivative financial instruments and does not use them for speculation or trading purposes. The Company hedges the effects of fluctuations in commodity prices, principally copper, through either commodity futures contracts or forward purchase commitments. In addition, the Company hedges currency fluctuations for certain international transactions through various mechanisms, including futures contracts, and hedges interest rates through interest rate swap agreements to reduce the risk of movements in interest rates on a portion of its variable rate debt.

        As of December 31, 1998, the Company had entered into two interest rate swap agreements. The terms of the agreements allow the Company to receive or make payments on the difference between the stated LIBOR rate and current market rates. The LIBOR rates are fixed at a weighted average rate of 6.0%. The agreements commenced on October 30, 1997 and mature on various dates, the latest of which is April 1, 2001.

        At December 31, 1998 and 1997 the Company had approximately $3,456,000 and $10,100,000, respectively, of forward purchase commitments, principally for copper, at approximately fair market value. The purchase commitments generally extend up to twelve months.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        The book values of cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values because of the immediate or short-term maturity of these financial instruments. The fair value of the Company's debt instruments approximated the book value because a substantial portion of the underlying instruments are variable rate notes which re-price frequently.

        The fair value of the Company's futures contracts are estimated based on current settlement values. The fair value of the interest rate swaps are based on valuations from financial institutions. The carrying amounts of the Company's financial instruments used in its hedging activities at December 31 were as follows:

                                                     1998                           1997
                                          -----------------------------  ---------------------------
                                            Notional         Fair         Notional         Fair
IN THOUSANDS                                 Amount          Value         Amount          Value
----------------------------------------------------------------------------------------------------

Interest rate swaps                        $60,000        $(1,183)         $60,000     $    (349)

Commodity price futures                      4,928           (770)              --            --

CONCENTRATIONS OF CREDIT RISK

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. While the Company does have a concentration of accounts receivable with customers in the commercial transportation industry, management believes that the risk of collectibility is limited due to their individual financial strength and dispersion across many different geographies, and because of the large number of entities comprising the Company's customer base.

NOTE 15.   QUARTERLY FINANCIAL DATA (UNAUDITED)

        The Company's quarterly results are summarized below for the years ended December 31, 1998 and 1997.

                                                       1998
                                                     QUARTER
                                   ----------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE      FIRST       SECOND      THIRD       FOURTH      TOTAL
DATA
-------------------------------------------------------------------------------------------
NET SALES                         $184,102    $194,142    $192,856    $190,924    $762,024
GROSS PROFIT                        42,087      45,453      43,929      45,282     176,751
OPERATING PROFIT                    16,722      18,390      18,261      18,081      71,454
NET INCOME                           8,817       9,990       9,769       9,707      38,283
EARNINGS PER SHARE:
   NET INCOME - BASIC                 0.53        0.60        0.58        0.57       2.28
   NET INCOME - DILUTED               0.51        0.57        0.55        0.56       2.20


                                                       1997
                                                     QUARTER
                                   ----------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE      FIRST       SECOND      THIRD       FOURTH      TOTAL
DATA
--------------------------------------------------------------------------------------------
NET SALES                         $134,148    $170,221     $164,364    $174,707    $643,440
GROSS PROFIT                        29,742      38,514       39,134      40,830     148,220
OPERATING PROFIT                    11,251      14,228       15,241      16,428      57,148
NET INCOME                           5,282       6,409        7,673       8,565      27,929
EARNINGS PER SHARE:
   NET INCOME - BASIC                 0.38        0.46         0.47        0.53        1.84
   NET INCOME - DILUTED               0.36        0.43         0.45        0.51        1.75


NOTE 16.   SUBSEQUENT EVENT

        On March 1, 1999, the Company's shareholders approved Borg-Warner Automotive's acquisition of the Company. See Note 2, "Merger Agreement," for additional disclosures.